Exhibit 99.1

NEWS RELEASE

For more information contact:

Analysts – Beth Baum, 206-539-3907

Media – Nancy Thompson, 919-861-0342

WEYERHAEUSER PROVIDES COVID-19 BUSINESS UPDATE

SEATTLE (March 30, 2020) — Weyerhaeuser Company (NYSE: WY) today provided an update on actions it is taking in response to the COVID-19 pandemic.

“We have taken significant steps to protect the health and well-being of our employees, consistent with Weyerhaeuser’s core values,” said Devin W. Stockfish, president and chief executive officer. “Safety will remain the top priority in every decision we make as we continue to serve our customers.”

Mr. Stockfish continued, “Given the broad-based uncertainty regarding the ultimate economic impact of the COVID-19 pandemic, we are taking action to position our businesses for changing market dynamics and prudently enhancing our financial flexibility. Weyerhaeuser is operating from a strong financial position, and we have demonstrated that the company has the cost structure, agility, and resilience to deliver industry-leading performance through rapidly changing market conditions. I am confident that we are well positioned to manage through this disruption and extend Weyerhaeuser’s track record of creating long-term value for shareholders.”

Actions to Support Employee Safety

Beginning in early March, Weyerhaeuser took proactive steps to safeguard the health of its employees. Such actions have included detailed cleaning and disinfecting procedures, strict processes around social distancing and personal hygiene, clear communication with its contractors, vendors and visitors about its safety protocols, comprehensive guidance for response to any COVID-19 diagnoses or exposures in its operations, suspension of all air travel and non-essential meetings, and a directive that employees work from home if feasible.

Operations Update

With these preventative measures in place, Weyerhaeuser’s businesses have been operating efficiently and effectively to serve the solid demand experienced through late March. Weyerhaeuser is experiencing, and actively working to mitigate, minor supply chain disruptions related to transportation and delivery of export logs to certain locations in Asia.

In response to recent changes in customer sentiment and order flow, Weyerhaeuser is dynamically adjusting operating capacity at certain of its manufacturing facilities. For the month of April, the company expects to reduce operating capacity by approximately 20 percent for lumber, 15 percent for oriented strand board, and 15 to 25 percent for engineered wood products through a combination of temporary mill curtailments and reduced shift postures.

The company remains strongly committed to maintaining the safety of its employees and effectively serving its customers and will continue to adjust production volumes to align with customer demand.

The U.S. Department of Homeland Security has designated the forest products industry as an “essential critical infrastructure workforce.” This designation recognizes the importance of timber and wood products operations in supporting critical infrastructure and construction projects and the manufacture of important personal hygiene items.

Actions to Enhance Financial Flexibility

Weyerhaeuser is operating from a strong financial position, with excellent liquidity, investment grade credit ratings of BBB/Baa2, and no debt maturities in 2020. The company remains well in compliance with its financial covenants, as disclosed in its 2019 10-K. Weyerhaeuser’s 11 million acres of high quality timberlands also provide strong asset coverage.

The company is taking prudent and precautionary steps to further strengthen its balance sheet and maintain financial flexibility and liquidity by:

•	Limiting or deferring non-essential operating expenses;
•	Reducing 2020 capital expenditures by approximately $70-90 million; and
•	Increasing cash on hand by $550 million through a draw on its revolving credit facility, which expires in January 2025 and has $950 million of capacity remaining.

As announced on March 26, 2020, the company also:

•	Received approximately $145 million of cash following completion of the sale of its Montana timberlands; and
•	Issued $750 million of 4.0% notes through a public bond offering, with proceeds to be used to refinance the company’s outstanding 2021 maturities.

In light of rapidly evolving market conditions, the Weyerhaeuser board of directors continues to review the company’s capital allocation plans.

First Quarter 2020 Earnings Call

The company expects to provide an update on business conditions, financial outlook items, and capital allocation during its first quarter earnings call, which is scheduled for Friday, May 1, 2020 at 7 a.m. Pacific time (10 a.m. Eastern time).

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S. and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in America. Our company is a real estate investment trust. In 2019, we generated $6.6 billion in net sales and employed approximately 9,400 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

FORWARD LOOKING STATEMENTS

This communication contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, with respect to the company's expectations concerning the effects of the COVID-19 epidemic on the company’s future operations and balance sheet. All forward-looking statements speak only as of the date hereof, are based on current expectations and involve and are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These statements generally are identified by words such as “expects,” “plans,” “will,” “temporary” and expressions such as “to be,” “will continue,” “expects to” and similar expressions. These forward-looking statements are not guarantees of future performance or historical facts, but are only statements based on our current expectations and assumptions. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to: risks and uncertainties related to the COVID-19 pandemic and other viral or disease outbreaks and their potential effects on our business, results of operations, cash flows, financial condition and future prospects; risks and uncertainties described in our 2019 Annual Report on Form 10-K and in our other reports, registration statements, prospectuses, and other information statements, and any amendments or supplements to any of the foregoing, that we file from time to time with the Securities and Exchange Commission; and other possible risks and uncertainties not described in any of the foregoing. It is not possible to predict or identify all such risks and uncertainties and, consequently, you should not consider or interpret any description thereof to be a complete set of all potential risks or uncertainties. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects. The company undertakes no obligation to update these forward-looking statements after the date of this news release.

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